Exhibit 10.55
Revised January 6, 2010
Mr. Francesco Granata
Via Serbelloni 8
20122 Milano, Italy
Dear Francesco:
I am pleased to extend you this revised offer of employment to join Biogen Idec as EVP, Global Commercial Operations. This letter supersedes and replaces our letter dated December 15, 2009. This position will report to Bob Hamm, Chief Operating Officer. The position will be initially based at our Cambridge, Massachusetts facility and is expected to move to our Weston, Massachusetts facility during 2010.
Base Salary: Your starting bi-weekly salary will be $23,076.93, which is equivalent to an annual salary of $600,000.18 and which will be paid in accordance with our standard payroll policies.
One-time Cash Bonus: Upon employment, you will receive $400,000 as a one-time cash bonus. The bonus will be paid to you within two pay periods after your start date provided that you sign the enclosed Cash Sign-On Bonus Agreement, which describes the terms and conditions of the cash sign-on bonus.
Annual Bonus Plan: You will be eligible to participate in the Biogen Idec Annual Bonus Plan, with a target bonus opportunity of 55% of your annualized base salary. Based upon your start date, your target bonus amount may be pro-rated. Eligibility details and other terms of the Plan are included in the current year’s Plan document, which will be made available upon your employment with the Company.
Long-Term Incentive: You will be granted Cash-Settled Performance Shares (CSPS) in connection with the commencement of your employment. The approximate grant date value of your CSPS award will be $850,000. You will also be granted Market Stock Units (MSU) in connection with the commencement of your employment. The approximate grant date value of your MSU award will be $850,000.
Your CSPS and MSU awards will be granted on the later of: (1) the first trading day of the month following your start date and (2) the date upon which the Compensation and Management Development Committee (CMDC) determines the performance metrics, payout curves, calculation of grants and calculation of results for these awards.
The actual terms of your CSPS and MSU awards will be communicated to you following the grant date. Your grants will be awarded under the Biogen Idec Inc. 2008 Omnibus Equity Plan. You are considered a “designated employee,” as defined in the 2008 Omnibus Equity Plan. Our 2008 Omnibus Equity Plan and Prospectus are available to you on Biogen Idec’s benefits website at www.mybenergy.com. Please read these documents for information about your LTI grants.
Stock Trading Plan: As an Executive Vice President of the Company, you are required to enter into a 10b5-1 stock trading plan for all open market trades in Biogen Idec stock. A 10b5-1 plan allows you to buy or sell Biogen Idec securities at pre-defined times and/or prices and provides an affirmative defense against insider trading liability. More information on 10b5-1 trading plans will be made available upon your employment with the Company.

Role: As noted above, you will be the Executive Vice President, Global Commercial Operations reporting to the Chief Operating Officer of the Company. In addition to your current responsibilities, within eighteen months following commencement of employment the Company will assign you additional global responsibilities and you will be made a direct report to the CEO.
Relocation: Biogen Idec will provide relocation benefits to facilitate your move from New York City to the Boston, Massachusetts area. The relocation benefits and payments will be provided to you after you sign the enclosed U.S. Domestic Relocation Policy Acknowledgement and Relocation Repayment Agreement, detailing the terms and conditions of your relocation benefits. Certain payments and/or reimbursements from Biogen Idec for relocation and housing will be taxable income to you and, as such, payroll taxes will be withheld. Payments and reimbursements will be made in accordance with Biogen Idec’s relocation policy and the enclosed Addendum to the U.S. Domestic Relocation Policy, to which you should refer for more details on your relocation benefits.
Employee Benefits: Biogen Idec offers a robust and highly competitive employee benefits program. As an employee, you will be able to choose from a menu of options through our flexible benefits program. These benefits include a 401(k) savings plan; group health care, including medical, dental, prescription drug and vision coverage; life, dependent life and disability insurance; as well as flexible spending accounts for eligible medical and dependent care expenses. You are also entitled to 20 vacation days per year, accrued on a per pay period basis. Additional benefit offerings include an Employee Stock Purchase Plan (ESPP) and work/life benefits such as a concierge service and access to subsidized back-up dependent care. Please visit Biogen Idec’s benefits website at www.mybenergy.com to familiarize yourself with Biogen Idec’s complete benefit plan offerings.
Additional Executive Benefits
Supplemental Savings Plan: You will be entitled to participate in Biogen Idec’s Supplemental Savings Plan (SSP). This plan allows you to make pre-tax deferrals of up to 80% of your base salary and up to 100% of your Annual Bonus payment and certain other eligible incentive payments. Your contributions to this plan may be limited by your contributions towards other plans (e.g., 401(k), ESPP, medical, etc.). You will be provided with SSP enrollment information upon your employment with the Company.
Life Insurance: You will be provided life insurance coverage equal to three times your annual base salary, subject to meeting the medical standards stated in the group term life insurance policy for U.S. employees. Biogen Idec pays the premium for this insurance. The IRS requires employers to impute the value of company-paid life insurance for coverage over $50,000. This imputed income will be displayed on your pay stub.
Severance: Under certain circumstances, you will be entitled to receive severance benefits. Your severance benefits are explained in detail in the attached executive severance document. If your total severance benefits will trigger 280G excise taxes, you may elect to have Biogen Idec reduce the amount of your total benefits to an amount which does not trigger any 280G excise tax. To facilitate your decision, Biogen Idec will estimate at the time of severance whether any 280G excise tax will be owed on severance and the amount of that excise tax.
Tax Preparation, Financial and Estate Planning: You are entitled to reimbursement of up to $7,500 per calendar year (January 1 — December 31) for expenses incurred due to tax preparation, financial and/or estate planning services, as well as the purchase of tax preparation and/or financial planning software. You will be provided with details of this benefit upon your employment with the Company. Reimbursement must be made no later than the end of the calendar year following the year in which the expense is incurred, and must be requested within the deadlines and processes established in the policy.

You are required to satisfy the following contingencies prior to employment at Biogen Idec.
•	Drug Screen: A completed drug-screen test is required before your start of employment. Please see the enclosed information regarding Biogen Idec’s Pre-Employment Drug Testing program. Your employment is subject to Biogen Idec receiving negative results (i.e., no drugs found) from your drug test. If you have not received confirmation of your test results from Human Resources within a week prior to your start date, please contact me to confirm your test results prior to starting.

•	Background Check: Your employment is subject to satisfactory completion of Biogen Idec’s background check, which includes verification of employment history, educational and professional licenses, degrees and/or credentials, a criminal records check, a Social Security Number search and verification of any other professional qualifications that your position responsibilities at Biogen Idec may warrant. Completion of your online Application for Employment authorizes Biogen Idec to conduct these background checks. To complete your online Application for Employment, please go to http://biogen.biogenidec.com/candidate/ (use the Application Station Code BGNDV01). If you have any questions about the background check, please contact me.

•	Authorization to Work in the United States: The Federal government requires you to provide proper identification verifying your eligibility to work in the United States. We will provide assistance to you, including engaging the services of Fragomen, in obtaining appropriate authorization to work in the United States, which will be required prior to the commencement of your employment.

•	Signed Proprietary Agreement: In order to protect Biogen Idec’s substantial investment in creating and maintaining its confidential and proprietary information, and to maintain goodwill with our customers, vendors and other business partners, you will be required to sign our ‘Employee Proprietary Information and Inventions and Dispute Resolution Agreement’ as a condition of employment. A copy of the Agreement is enclosed with this letter. Please sign and return this Agreement with your signed acceptance of our offer.

•	Non-Competition Agreement: Because you will be in a position of significance and will have access to highly confidential information, as a condition of employment at Biogen Idec, you will be required to sign a non-competition agreement prior to your first day of employment. Please sign and return the enclosed copy of this agreement with your signed acceptance of our offer.
Your employment at Biogen Idec is employment at-will. This means that just as you are free to leave your employment at any time, with or without cause or notice, Biogen Idec also has the same right to terminate your employment at any time, with or without cause or notice.
To confirm your acceptance of this offer of employment, please sign and return this letter and keep the other copy for your records. Review and complete the enclosed New Employee Checklist with actions required in order to begin your acceptance process. Your new employee paperwork should be completed within 48 hours of accepting this offer of employment, and a completed drug-screen test is required before your start of employment. The New Employee Checklist provides instructions for your first day of employment.

We are very excited about the prospect of you joining Biogen Idec. We encourage you to accept this offer of employment by December 24, 2009.
Best regards,
/s/ Craig E. Schneier, Ph.D.
Craig E. Schneier, Ph.D.
EVP, Human Resources, Public Affairs & Communications

cc:	Bob Hamm Jim Mullen
I accept this offer of employment and acknowledge the contingencies of employment described above, including the at-will nature of my employment.
ACCEPTED:

/s/ Francesco Granata	1/11/2010	Jan 25th 2010

Francesco Granata	Signature Date	Start Date